Exhibit 10.8

November 20, 2009

Via Federal Express

Carlos F. Aguilar, Ph.D.

Dear Carlos:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to offer you a full-time, exempt position as Senior Vice President Global Development reporting to the CEO. Your position is based at our Corporate Headquarters located in Oakland, California. Subject to fulfillment of any conditions imposed by this letter, including completion of the Company’s application and preemployment screening process and satisfactory reference checks, your employment with the Company will commence on January 1,2010 (the “Start Date”).

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States within three business days of your date of hire, or our employment relationship with you may be terminated.

Compensation. You will be paid semi-monthly, pursuant to the Company’s regular payroll policy. Your monthly salary will be $20,834.00, which is equivalent to $250,000.00 on an annualized basis (the “Base Salary”). The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

Sign On Bonus. In addition to your Base Salary, you will be entitled to a Sign-On Bonus in the amount of $100,000.00, The Sign-On Bonus will be payable on the first regular payroll following your Start Date, reduced by all applicable taxes and withholding. In the event that you voluntarily terminate your employment with the Company for any reason or your employment is involuntarily terminated by the Company for Cause, as defined below, within the first year from your Start Date, you agree to repay the Company 100% of the Sign-On Bonus by personal check or other negotiable instrument at the time of termination.

For purposes of this provision, “Cause” is defined as (i) your willful failure substantially to perform your duties and responsibilities to the Company or your deliberate violation of Company Policy; (ii) commission of any fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

1999 Harrison Street, Suite 2150 • Oakland, Ca 94612 • Telephone: 510-550-8161 • Fax; 510-550-8165 Email: info@brightsourceenerqy.com • Website: www.brightsourceenergy.com

Incentive Bonus. In addition to your Base Salary, starting in 2010, at the end of each calendar year and subject to your active employment on the date of the bonus payment and in accordance with the Executive Short Term Incentive Plan then in effect, the Company may pay you a discretionary bonus of up to 45% of your then Base Salary (the “Target Bonus”), paid based on a determination by the Company’s Board of Directors that the Company has met its business objectives and based on a determination by your management that you have met your position requirements.

Retention Bonus. In addition, the Company will pay you a Retention Bonus in the amount of $75,000.00. The Bonus is payable one-half, or $37,500.00 on the next payroll period following six months from your Start Date, or June 1, 2010. The remaining one-half is payable on the next payroll period after one year from your Start Date, January 1,2011. This bonus will be subject to all applicable taxes and withholding and subject to your active employment on the date of each Bonus payment.

Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 220,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 20% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/60 of the total number of the Option Shares. Vesting will depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

Benefits Plans. Benefits, payroll, and certain human resource management services will be provided to Employee and other Company employees through TriNet Employer Group (“TriNet”). TriNet is a professional employer organization contracted by the Company to perform these selected employer responsibilities on the Company’s behalf. The Company will provide you with the opportunity to participate in the standard health and other benefits plans currently available to other Company employees administered through TriNet, subject to any eligibility requirements imposed by such plans. Currently, the Company contributes up to $1,200 per month toward whatever plan you elect. In addition, the Company offers you the opportunity to participate in a 401k Plan administered by Fidelity Investments. The Company will also provide you with a cell phone and cover the associated costs and service fees.

Paid Time Off. As of the Start Date, you will accrue and be entitled to Paid Time Off (PTO) at an initial annual maximum rate of 15 days, consistent with the Company’s standard policies, In addition, the Company offers its employees 11 paid and two floating holidays annually.

Relocation Allowance. In the context of your relocation from Maryland to the San Francisco Bay Area (the “Relocation,”), the Company will reimburse you for all costs associated with your Relocation up to $100,000.00 (the “Allowance”). The Allowance may be used at your discretion for any and all costs you incur associated with your Relocation. This would include but is not limited to, house hunting trips, temporary housing in the new location, flights for you and your family, costs of shipping and/or storing your personal belongings, and costs associated with the sale and/or purchase of your home. You will need to provide receipts for all Relocation expenses and the company will reimburse you up to the Allowance maximum. All taxable amounts reimbursed will be grossed up a single time to reflect applicable taxes. The tax deductible portions of the allowable expenses will not be grossed up.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your signing and returning the Company’s standard Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is enclosed for your review and signature, prior to your Start Date.

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer and will not tolerate the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status to the extent protected by applicable law. If you have any questions regarding this Equal Employment Opportunity statement or your related obligations, please let us know.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions.

Once again, we are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before November 27, 2009.

Very truly yours,		ACCEPTED AND AGREED:

BRIGHTSOURCE ENERGY, INC.		CARLOS F. AGUILAR

By:	/s/ Dana DuFrane	/s/ Carlos F. Aguilar
Title:	Director HR and Admin	Signature

Nov. 24, 2009
Date
Date:	November 20, 2009

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